Exhibit 99.1
ANDREW ARNO APPOINTED TO BOARD OF DIRECTORS
FOR SMITH MICRO SOFTWARE, INC.
ALISO VIEJO, CA, July 27, 2011 — William W. Smith, Jr., Chairman of the Board of Directors, President and CEO of Smith Micro Software, Inc. (NASDAQ: SMSI), today announced the appointment of Andy Arno to its board, to be effective as of July 27, 2011. Mr. Arno currently serves as Cofounder and Senior Advisor of Unterberg Capital and brings more than 30 years of financial and technology expertise to his role on the Board of Directors for Smith Micro Software. Previously, Mr. Arno held various leadership positions with Merriman Capital, Inc., Collins Stewart LLC, C.E. Unterberg, Towbin, and Lehman Brothers, and is a graduate of George Washington University.
“We are very pleased to have Andy join our board. He brings a wealth of knowledge and experience in business and financial services, as well as an in-depth understanding of wireless technology markets, that is invaluable,” said Mr. Smith. “Our industry is rapidly evolving, and Andy’s background is uniquely suited to strengthen our board as well as our company.”
About Smith Micro Software, Inc.:
Smith Micro Software, Inc. creates new possibilities by developing mobile applications and solutions to solve customer problems. Through our insight into the market, we develop new applications that put you in control of your digital lifestyle. Our portfolio of products and services spans Connectivity Management, Communications and Content Management solutions.
To complete Smith Micro’s solutions, the company also provides server software applications and services to help its customers manage their software investments.
Safe Harbor Statement:
This release may contain forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the company’s quarterly revenues guidance, its financial prospects and other projections of its performance, the company’s ability to increase its business and the anticipated timing and financial performance of its new products and services and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies and mobile communications products, customer acceptance of those technologies and products, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software providers. These and other factors discussed in the company’s filings with the Securities and Exchange

Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.
Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

INVESTOR RELATIONS INQUIRIES:
Thomas P. Matthews	Charles Messman, Todd Kehrli
Smith Micro Software, Inc.	MKR Group
Chief Strategy Officer	+1 (323) 468-2300
+1 (949) 362-5800	smsi@mkr-group.com